Exhibit 99.1

Contact:Mike Drickamer

Vice President, Investor Relations

(281) 765-7170

Patterson-UTI Addresses Current Market Conditions and Provides Operational Update

HOUSTON – April 2, 2020 – PATTERSON-UTI ENERGY, INC. (NASDAQ: PTEN) today provided an update to address the Company’s response to current market conditions.  Reduced demand for crude oil and refined products related to the necessary global response to the COVID-19 pandemic, combined with production increases from OPEC+, has led to a significant reduction in crude oil prices and resulted in falling demand for drilling and completion services in North America.

In response to current market conditions, Patterson-UTI is taking the following steps:

•	Reducing direct operating costs in line with activity declines, reducing SG&A expenses and other support costs, and closing a number of facilities.
•	Reducing planned 2020 capital expenditures to approximately $140 million, a 60% reduction from 2019 and a more than 40% reduction from our previously announced plans for 2020 capital expenditures.
•	Reducing executive group compensation for 2020 by more than 50%.

Andy Hendricks, Patterson-UTI’s Chief Executive Officer, stated, “The safety of our employees remains our top priority.  As the virus threat began to grow in North America, Patterson-UTI took steps to protect people and operations by enacting a specific Risk Mitigation and Business Continuity Plan to address the possible COVID-19 effects on our people, operations and facilities.  We believe that we have taken significant steps to protect the safety and welfare of our people and maintain our consistent and high-quality operations.”

Mr. Hendricks continued, “Patterson-UTI has effectively responded to other downturns in its more than 40-year company history.  While the circumstances leading to this downturn may be different, our response will be guided by the same principles that have guided us through previous downturns.  Patterson-UTI’s conservative balance sheet philosophy and history of scaling the business during previous downturns has resulted in our emergence as a stronger company.  We believe that this time will be no different.

“While our drilling rig count was not significantly impacted in the first quarter, we do expect meaningful declines in April.  Pressure pumping activity levels responded more quickly, with a significant decline in the later part of the first quarter.  We have initiated strategic actions for the lower activity, including reducing direct operating costs in line with activity declines, reducing SG&A expenses and other support costs, and closing a number of facilities.  Our cost structure remains highly variable and scalable based on activity levels.  As part of our overall cost cutting initiatives and to better reflect current market conditions, it is anticipated that executive group compensation for 2020 will be reduced by more than 50%.

“We continue to prioritize cash flow generation and maintaining a strong balance sheet.  We are reducing planned 2020 capital expenditures to approximately $140 million, a 60% reduction from 2019 and a more than 40% reduction from our previously announced plans for 2020 capital expenditures,” Mr. Hendricks concluded.

About Patterson-UTI

Patterson-UTI is a leading provider of oilfield services and products to oil and natural gas exploration and production companies in North America, including contract drilling, pressure pumping and directional drilling services.  For more information, visit www.patenergy.com.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains forward-looking statements which are protected as forward-looking statements under the Private Securities Litigation Reform Act of 1995 that are not limited to historical facts, but reflect Patterson-UTI’s current beliefs, expectations or intentions regarding future events.  Words such as “anticipate,” “believe,” “budgeted,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “potential,” “project,” “pursue,” “should,” “strategy,” “target,” or “will,” and similar expressions are intended to identify such forward-looking statements.  The statements in this press release that are not historical statements, including statements regarding

Patterson-UTI’s future expectations, beliefs, plans, objectives, financial conditions, assumptions or future events or performance that are not historical facts, are forward-looking statements within the meaning of the federal securities laws.  These statements are subject to numerous risks and uncertainties, many of which are beyond Patterson-UTI's control, which could cause actual results to differ materially from the results expressed or implied by the statements.  These risks and uncertainties include, but are not limited to: volatility in customer spending and in oil and natural gas prices, which could adversely affect demand for Patterson-UTI’s services and their associated effect on rates, utilization, margins and planned capital expenditures; global economic conditions; excess availability of land drilling rigs and pressure pumping equipment, including as a result of low commodity prices, reactivation, improvement or construction; liabilities from operations; weather; decline in, and ability to realize, backlog; equipment specialization and new technologies, including the ability to develop and obtain satisfactory returns from new technology; shortages, delays in delivery and interruptions of supply of equipment and materials; ability to hire and retain personnel; loss of, or reduction in business with, key customers; cybersecurity risk; difficulty with growth and in integrating acquisitions and new technology; governmental regulation; perception of sustainability practices; product liability; legal proceedings, including technology disputes, and actions by governmental or other regulatory agencies; political, economic and social instability risk; ability to effectively identify and enter new markets; dependence on our subsidiaries to meet our long-term debt obligations; variable rate indebtedness risk; ability to maintain credit rating and service debt; stock price volatility; anti-takeover measures in our charter documents; contingent tax liabilities; and ability to use net operating losses.

Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in Patterson-UTI’s SEC filings.  Patterson-UTI’s filings may be obtained by contacting Patterson-UTI or the SEC or through Patterson-UTI’s website at http://www.patenergy.com or through the SEC's Electronic Data Gathering and Analysis Retrieval System (EDGAR) at http://www.sec.gov.  Patterson-UTI undertakes no obligation to publicly update or revise any forward-looking statement.